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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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NBTY, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
for
February 26, 2010
Annual Meeting of Stockholders
of NBTY, Inc.

NBTY, Inc.
2100 Smithtown Avenue
Ronkonkoma, New York 11779

January 15, 2010

Dear Stockholder:

        You are cordially invited to attend NBTY, Inc.'s 2010 Annual Meeting of Stockholders, to be held February 26, 2010, at 10:00 a.m., Eastern time, at 2100 Smithtown Avenue, Ronkonkoma, New York. On the following pages you will find information about the 2010 Annual Meeting, together with a Proxy Statement.

        At the 2010 Annual Meeting, management will review our operations and discuss our financial statements for the fiscal year ended September 30, 2009, as well as our plans for the future. A question and answer session for stockholders will follow.

        Your vote is important to us. Whether or not you expect to attend in person, we urge you to vote your shares by submitting your proxy, at your earliest convenience, on the internet, by telephone, or by signing, dating and returning a proxy card. Your prompt vote will help us avoid additional solicitation costs. If you vote by proxy and attend the 2010 Annual Meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the 2010 Annual Meeting and vote your shares in person.

Sincerely,

Scott Rudolph, Chairman of the Board and Chief Executive Officer

NBTY, INC.

2100 Smithtown Avenue, Ronkonkoma, New York 11779

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

SUMMARY OF PROPOSALS TO BE CONSIDERED BY STOCKHOLDERS

        Notice is hereby given that the 2010 Annual Meeting of Stockholders of NBTY, Inc. (the "Company") will be held at 2100 Smithtown Avenue, Ronkonkoma, New York 11779 on February 26, 2010, at 10:00 a.m., Eastern time, for the following purposes:

  (1)
  to elect each of Michael L. Ashner, Glenn Cohen and Arthur Rudolph as a Class III member of the Board of Directors, to serve until the 2013 Annual Meeting of Stockholders and until each of their respective successors is duly elected and qualified;

  (2)
  to ratify the Board of Directors' appointment of PricewaterhouseCoopers LLP as independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2010; and

  (3)
  to transact such other business as may properly come before the 2010 Annual Meeting or any adjournment or postponement thereof.

        Stockholders who owned shares of the Company's common stock at the close of business on January 5, 2010 may attend and vote at the 2010 Annual Meeting in person or may vote by proxy (i) on the internet, (ii) by telephone, or (iii) by signing and dating a proxy card and returning it to the Company.

        This summary is qualified in its entirety by the detailed information contained within the enclosed Proxy Statement.

        We look forward to seeing you at the 2010 Annual Meeting.

Sincerely,

Scott Rudolph, Chairman of the Board and Chief Executive Officer

Ronkonkoma, New York
January 15, 2010

NBTY, INC.
2100 Smithtown Avenue, Ronkonkoma, New York 11779

PROXY STATEMENT
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING THE SOLICITATION

        This Proxy Statement is being furnished to all stockholders of record ("Record Holders") as of January 5, 2010 (the "Record Date") of the common stock, par value $0.008 per share (the "Common Stock"), of NBTY, Inc., a Delaware corporation (the "Company," "we" and "us"), in connection with the solicitation of proxies by our Board of Directors (the "Board") for use at the 2010 Annual Meeting of Stockholders to be held February 26, 2010, and at any adjournment thereof (the "Meeting").

        We are providing access to our proxy materials over the internet by sending a Notice of Availability of Proxy Materials (the "Notice") to our Record Holders. The Notice provides instructions on how to access the proxy materials over the internet, and how to request a printed copy of our proxy materials. This Proxy Statement, the form of proxy card, the Notice and our Annual Report to Stockholders (the "Annual Report") for the fiscal year ended September 30, 2009 (the "2009 Fiscal Year") are available at www.proxyvote.com. The Annual Report should not be regarded as proxy soliciting material. We plan to begin mailing the Notice to Record Holders on or about January 15, 2010. At that time, we also will begin mailing paper copies of our proxy materials to Record Holders who had previously request them.

        Each stockholder may specify that his or her shares (i) be voted "FOR" the election of the named nominees to the Board with provision to "WITHHOLD AUTHORITY" as to all nominees, or any individual nominee, and (ii) be voted "FOR," "AGAINST," or "ABSTAIN" from voting, with respect to the Board's appointment of PricewaterhouseCoopers LLP as independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2010 (the "2010 Fiscal Year"). Except with respect to broker "non-votes," which are explained below, where a proxy is duly submitted but no choice is specified, the shares will be voted "FOR" the election of each named nominee to the Board and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the 2010 Fiscal Year.

        A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal, and has not received instructions from the beneficial owner. Under the General Corporation Law of the State of Delaware, the state in which the Company is incorporated, an abstaining vote or a broker "non-vote" is deemed to be "present" for quorum purposes, but is not deemed to be a "vote cast" at the Meeting. As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results for the election of Directors, which requires approval of a plurality of the votes cast at the Meeting. "Plurality" means that the individuals who receive the largest number of votes cast "FOR" are elected as Directors. Consequently, any shares not voted (whether by absence from the Meeting, withholding authority or broker "non-vote") have no impact on the election of Directors.

        Since abstentions and broker "non-votes" are deemed to be "present" for quorum purposes, abstentions and broker "non-votes" will have the same effect as votes "AGAINST" the ratification of the Board's appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the 2010 Fiscal Year. Under our Amended and Restated By-Laws (the "By-Laws"), approval of this matter requires a majority vote "FOR" the proposal by the holders of shares of Common Stock present, in person or represented by proxy, at the Meeting, assuming a quorum is present. Shares representing a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting for a quorum to be present.

        All shares entitled to vote and represented by properly executed proxies received before the Meeting which are not revoked will be voted at the Meeting in accordance with the instructions indicated on those proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Meeting. You can revoke your proxy before it is exercised by (i) sending a written notice to Irene Fisher, our General Counsel, at our headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779, (ii) timely delivering to Irene Fisher a valid, later-dated proxy, or (iii) voting by ballot at the Meeting. Attendance at the Meeting, without further action, will not revoke a proxy. Please bring the Notice or, if applicable, the proxy card mailed to you to the Meeting because this will serve as your admission ticket. If your shares are held for you in a brokerage, bank or other institutional account, you must obtain a written legal proxy from that entity and bring it with you to hand in with your ballot, to be able to vote your shares at the Meeting. Without such a written proxy, you cannot vote your shares at the Meeting, but you can still attend if you bring a recent account statement or a letter from your brokerage firm showing that you were the beneficial owner of your shares on the Record Date.

        If any other matters are properly presented at the Meeting for consideration, including consideration of a motion to adjourn the Meeting to another time or place, the persons acting as proxies will have discretion to vote on those matters in accordance with their best judgment to the same extent as the person giving the proxy would be entitled to vote. The Board has selected Harvey Kamil and Irene Fisher as proxies. We do not currently anticipate that any other matters will be raised at the Meeting, or that the Meeting will be adjourned.

        The Company had 63,158,998 shares of Common Stock, which are the only outstanding shares of the capital stock of the Company, issued and outstanding on the Record Date. Record Holders are entitled to one vote for each share of Common Stock owned of record.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held February 26, 2010: This Proxy Statement, the form of proxy card, our Annual Report, and the Notice of Annual Meeting of Stockholders are available at www.proxyvote.com, together with any amendments to any of these materials that are required to be furnished to Record Holders.

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statement and annual reports. This means that only one copy of our Proxy Statement and our Annual Report may have been sent to multiple Record Holders in your household. The Company will promptly deliver a separate copy of either document to you if you so request by contacting Irene Fisher, our General Counsel, at the Company's headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779. If you want to receive separate copies of the Proxy Statement or our Annual Report in the future, or if you are receiving multiple copies of these documents and would like to receive only one copy of these documents per household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address.

 PROPOSAL 1

ELECTION OF DIRECTORS

        The By-Laws divide the members of our Board into three classes and provide that the number of Directors constituting the Board from time to time will be fixed and determined by a vote of a majority of the entire Board serving at the time of the vote. As of the date of this Proxy Statement, the Board is comprised of seven members, divided into three classes. Two classes (Class I and Class II) have two members each, and one class (Class III) has three members. The Nominating/Corporate Governance Committee of the Board (the "Nominating Committee") has nominated each of Michael L. Ashner, Glenn Cohen and Arthur Rudolph for election as a Class III Director. Each of them currently serves as a Class III Director.

        Stockholders of the Company do not have cumulative voting rights with respect to the election of Directors. It is the intention of the persons acting as proxies to vote such proxy "FOR" the election of the named nominees for Class III directorships, unless authorization is withheld on the proxy. If any nominee is unable or unwilling to serve as a Director, which is not anticipated, the persons acting as proxies intend to vote for the election of such other persons as a Class III Director as they, in their discretion, may choose.

Information as to Director Nominees

        The following table provides information as of January 5, 2010 with respect to each of our Director nominees.

Name and first year nominee became a Director of the Company	Age	Principal occupation during the past five years
CLASS III—Terms for which they are nominated would expire at the 2013 Annual Meeting of Stockholders
Michael L. Ashner 1998	57
		President and Chief Executive Officer of Winthrop Realty Partners, L.P., a real estate investment and management company, since 1996. Mr. Ashner is also the Chairman and Chief Executive Officer of Winthrop Realty Trust, a real estate investment trust listed on the New York Stock Exchange (the "NYSE"). Mr. Ashner serves on the Board of Directors of Winthrop Realty Trust.
Glenn Cohen 1988	50	President of 1641 Bellmore Road Corp., a residential/commercial real estate development corporation, and President of Save-on Sprinkler Co., a sprinkler company.
Arthur Rudolph 1971	81
		Founded Arco Pharmaceuticals, Inc., the Company's predecessor, in 1960 and founded the Company in 1971. Mr. Rudolph, who is Scott Rudolph's father, served as the Company's Chief Executive Officer and Chairman of the Board until his resignation in September 1993. He has been a consultant to the Company since 1997.

Information as to Directors Continuing in Office

        The following table provides information as of January 5, 2010 with respect to each of our Directors continuing in office.

Name and first year individual became a Director of the Company	Age	Principal occupation during the past five years
CLASS II—Terms Expiring at the 2011 Annual Meeting of Stockholders
Scott Rudolph 1986	52
		Chairman of the Board and Chief Executive Officer of the Company. He served as the Chairman of the Board of Dowling College, Long Island, New York from 1997 through 2000, and currently serves as the Vice Chair of its Board of Trustees. Mr. Rudolph, who is Arthur Rudolph's son, joined the Company in 1986.
Peter J. White 2001	55
		President and Chief Executive Officer of I. J. White Corporation, a company based in Farmingdale, New York, engaged in the worldwide engineering and manufacturing of conveying systems for the food industry.
CLASS I—Terms Expiring at the 2012 Annual Meeting of Stockholders
Aram G. Garabedian 1971	74
		State Senator of the State of Rhode Island from 2000 to 2002, and a representative in that State's legislature from 1972 through 1978, and again from 1998 through 2000. Cranston City Council President 2005 – 2008. Since 1986, he has been a real estate property manager and developer in Rhode Island. He is President of Bliss Properties, Inc. and President of One Financial Center Plaza LLC in Providence, Rhode Island, and a co-managing partner of the Warwick Mall, in Warwick, Rhode Island. He was associated with the Company and its predecessor, Arco Pharmaceuticals, Inc., for 20 years in a sales capacity and as an officer until 1986.
Neil H. Koenig 2005	59
		A partner at Imowitz, Koenig & Co., LLP, a public accounting firm providing services to public and private companies, and member of Real Estate Systems Implementation Group, LLC, a consulting company serving the real estate industry. From 2002 until November 2009, he was Chief Financial Officer of Orthometrix, Inc., a manufacturer and distributor of medical and fitness-related equipment. Orthometrix, Inc. was a publicly traded company until 2009. Since November 2009, he has been Executive Vice President and Chief Financial Officer of DVL, Inc., a publicly-traded company that has various real estate and other investments. He is also the Vice President of Guggenheim Structured Real Estate (since July 2004) and Square Mile Capital (since July 2006), private equity real estate funds.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF MICHAEL L. ASHNER, GLENN COHEN AND ARTHUR RUDOLPH AS CLASS III DIRECTORS.

Independence of Board Members

        The Board reviews the independence of its members on an annual basis. No Director will be deemed to be independent unless the Board affirmatively determines that the Director in question has no material relationship with the Company, directly or as an officer, stockholder, member or partner of an organization that has a material relationship with the Company. The Board observes all criteria for independence established by the NYSE, where the Common Stock is listed for trading, and other applicable laws and regulations.

        In its annual review of Director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any Director has with the Company. In making its independence determinations, the Board considered, in particular, the stock ownership of each Director, as well as the prior employment relationship between Mr. Garabedian and the Company, which ended in 1986, Mr. Garabedian's interest in a shopping mall in which one Vitamin World store leases approximately 1,500 square feet of retail space, and the fact that Mr. Garabedian's son-in-law is a sales representative for the Company. The Board determined that these de minimus matters did not affect Mr. Garabedian's independence. The Board further determined that each independent Director had no other relationship with the Company outside of his position on the Board. As a result of its annual review, the Board has determined that all the current Directors are independent, with the exception of Scott Rudolph and Arthur Rudolph. Scott Rudolph is not independent because he was an executive officer of the Company during the 2009 Fiscal Year. Arthur Rudolph is not independent because he is Scott Rudolph's father and because he has a consulting agreement with the Company (described in more detail under "Consulting Agreement with Arthur Rudolph" below).

        Following the meetings of the Board, independent Directors generally meet without management present. There is no predetermined independent Director who presides over such meetings. At each meeting, the independent Directors choose a presiding member for that meeting, based upon the topics to be discussed.

Committees of the Board of Directors

        The Board has four standing committees: (i) the Audit Committee; (ii) the Compensation and Stock Option Committee (the "Compensation Committee"); (iii) the Nominating Committee; and (iv) the Strategic Planning Committee.

        The Audit Committee is composed of Michael L. Ashner (Chairman), Neil H. Koenig and Peter J. White. The Audit Committee, which is comprised entirely of independent Directors, is charged with assisting the Board in its oversight of:

  •
  the qualifications, independence and performance of our independent accountants and the performance of our internal auditors and internal audit function;

  •
  the integrity of our financial statements and our financial reporting processes and systems of internal control; and

  •
  our compliance with legal and regulatory requirements.

        The Audit Committee provides an avenue of communication among management, the independent accountants, the internal auditors and the Board. In carrying out its responsibilities, the Audit Committee also meets with internal audit staff of the Company and with the independent accountants in executive session, without members of management present. The Audit Committee met six times during the 2009 Fiscal Year. The Board has determined that each member of the Audit Committee is independent, as independence for audit committee members is defined in the NYSE Listed Company Manual and by applicable United States Securities and Exchange Commission ("SEC") rules. The

Board has further determined that each member of the Audit Committee possesses the financial literacy and experience required by the NYSE, and that, in addition, Mr. Koenig is an Audit Committee "financial expert," as defined by SEC rules. The Audit Committee's written charter is posted on our website at www.nbty.com under the link "Corporate Governance." Any stockholder can obtain a printed copy of this document by sending a written request to Irene Fisher, our General Counsel, at the Company's headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779.

        The Compensation Committee, which met 11 times in the 2009 Fiscal Year, is composed of Neil H. Koenig (Chairman), Glenn Cohen and Aram G. Garabedian, each of whom is an independent Director. The Compensation Committee assists the Board in:

  •
  developing and periodically reviewing compensation policies for the Company, including stock options, restricted stock and similar awards, consistent with, and linked to, the Company's strategies;

  •
  evaluating the performance of our Chief Executive Officer ("CEO") and determining his compensation annually;

  •
  recommending to the Board the compensation of our other executive officers annually;

  •
  reviewing management's recommendations on executive compensation policies and programs;

  •
  recommending to the Board the fees of outside directors;

  •
  reviewing and approving new Company benefit plans and amendments to existing benefit plans;

  •
  approving all equity-based compensation plans; and

  •
  reviewing benefit plan administration.

        The Compensation Committee's written charter is posted on our website at www.nbty.com under the link "Corporate Governance." Any stockholder can obtain a printed copy of this document by sending a written request to Irene Fisher, our General Counsel, at the Company's headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779.

        All independent Directors who are not members of the Compensation Committee may attend, but not vote at, meetings of the Compensation Committee, subject to the Compensation Committee's right to exclude any person whose presence the Compensation Committee considers inappropriate. Further, the Compensation Committee may invite any director, member of management, or any other person to its meetings.

        The Compensation Committee has the authority to retain and terminate any consultants, including legal counsel, to assist it in performing its duties. From time to time, the Compensation Committee seeks information and advice regarding executive compensation market practices from outside independent advisors. During the 2009 Fiscal Year, the Compensation Committee engaged Towers Watson & Co. ("Towers Watson"), an independent executive compensation consulting firm, to advise the Company about senior executive compensation, market practices and succession planning. Additional information on the Compensation Committee's processes and procedures for consideration of executive compensation is provided under "Compensation Discussion and Analysis" below.

        The Nominating Committee is composed of Peter J. White (Chairman), Aram G. Garabedian and Glenn Cohen, each of whom is an independent Director. The Nominating Committee is charged with assisting the Board in:

  •
  establishing criteria for Board membership;

  •
  searching for and screening candidates to fill Board vacancies;

  •
  recommending an appropriate slate of candidates for election each year;

  •
  evaluating the performance of individual directors;

  •
  assessing the overall performance of the Board;

  •
  considering issues regarding the composition and size of the Board;

  •
  monitoring a process to assess the Board's effectiveness; and

  •
  developing and implementing the Company's Corporate Governance Guidelines.

        The Nominating Committee met once during the 2009 Fiscal Year. The Nominating Committee's written charter and the Company's Corporate Governance Guidelines are available on our website at www.nbty.com under the link "Corporate Governance." Any stockholder can obtain a printed copy of this document by sending a written request to Irene Fisher, our General Counsel, at the Company's headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779.

        Directors, officers and stockholders may suggest Director candidates to the Nominating Committee. The Company also, in its discretion, may engage a third party to assist in the search for Director candidates. Each of Messrs. Ashner, Cohen and Rudolph, whom the Nominating Committee has proposed for election as a Class III Director at the Meeting, is currently a Director of the Company.

        Stockholders wishing to nominate Director candidates for consideration may do so by writing to Irene Fisher, our General Counsel, at the Company's headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779, and providing the candidate's name, age, biographical data, qualifications, and additional information required in accordance with our By-Laws. The Nominating Committee will evaluate recommendations that stockholders make in accordance with these procedures in the same manner as other candidates. See "Procedure for Submitting Stockholder Proposals" below for further details regarding how to submit Board nominations. In its assessment of any potential candidate, the Nominating Committee will review the candidate's judgment, experience, independence, understanding of the Company's industry and markets or related industries and markets, and any other factors that the Nominating Committee believes are pertinent in light of the current needs of the Board. In addition, the Nominating Committee will take into account the requirements set forth in the Company's Corporate Governance Guidelines, as well as a candidate's ability to devote the time and effort necessary to fulfill a Director's responsibilities.

        The Strategic Planning Committee is composed of Scott Rudolph (Chairman), Arthur Rudolph and Aram G. Garabedian. The Strategic Planning Committee evaluates potential acquisitions, explores new marketing areas and assists the Board in the formulation of major policy objectives.

Meetings of the Board of Directors

        During the 2009 Fiscal Year, the Board convened four meetings. Each Director attended at least 75% of the Board meetings and the meetings of the Committees of which he was a member.

        It is the Company's policy that all Directors attend annual meetings of stockholders. All Directors attended the 2009 Annual Meeting of Stockholders.

Compensation of Outside Directors

        During the 2009 Fiscal Year, each Director (other than Scott Rudolph, who was an officer of the Company during the 2009 Fiscal Year) earned an annual retainer of $70,000 for services rendered as Directors. In addition, each Director (other than Scott Rudolph) is entitled to reimbursement for out-of-pocket expenses incurred to attend meetings. Mr. Ashner also received an additional $50,000 in connection with his services as Chairman of the Audit Committee, for a total of $120,000. Outside directors are also eligible for option grants or other equity awards under the Company's equity awards plans, as determined in the discretion of the Compensation Committee. Except as described below, the Company does not offer a pension plan or other compensation to our Directors. Any Director who is an executive officer of the Company does not receive additional compensation for his services as a Director. See "Executive Compensation" and "Summary Compensation Table" below for information regarding Scott Rudolph's compensation.

Name	Fees Earned or Paid in Cash($)	Option Awards($)*	All Other Compensation($)		Total($)
Michael L. Ashner	$120,000	$54,206	$—		$174,206
Glenn Cohen	70,000	54,206	—		124,206
Aram G. Garabedian	70,000	54,206	—		124,206
Neil H. Koenig	70,000	54,206	—		124,206
Arthur Rudolph	70,000	54,206	486,281	**	610,487
Michael Slade***	—	—	—		—
Peter J. White	70,000	54,206	—		124,206

*
Amounts shown represent the compensation expense that the Company recognized during the 2009 Fiscal Year in connection with the February 2008 and June 2009 grants of stock options to each Director in the table. These option awards vest in three equal increments on each of the second, third and fourth anniversary of the date of grant. The Company calculated this compensation expense based on the Black-Scholes-Merton option-pricing model, determined in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP"), based on the assumptions described in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the 2009 Fiscal Year ("10-K").

**
The Company paid this amount, which represents a $450,000 consulting fee, an $18,000 car allowance and $18,281 in health insurance benefits, to Rudolph Management Associates, Inc. under a consulting agreement described below.

***
Mr. Slade resigned from the Board in November 2008. No amounts were paid to him, and no expenses were recognized with respect to equity awards previously made to him, during the 2009 Fiscal Year.

Additional Information with Respect to Director Equity Awards

        The following table provides additional information about the outstanding equity awards at the end of the 2009 Fiscal Year and option awards granted during the 2009 Fiscal Year for Directors, other than Scott Rudolph. See "Executive Compensation—Outstanding Equity Awards at Fiscal Year-End" below for information regarding Scott Rudolph's outstanding equity awards at the end of 2009 and

"Executive Compensation—Summary Compensation Table" below for equity grants to Scott Rudolph during the 2009 Fiscal Year.

Name	Option Awards Outstanding at Fiscal Year-End (#)	Option Awards Granted During Fiscal Year 2009 (#)	Grant Date Fair Value of Option Awards Granted During Fiscal Year 2009 ($)*
Michael L. Ashner	21,000	6,000	$78,900
Glenn Cohen	21,000	6,000	$78,900
Aram G. Garabedian	21,000	6,000	$78,900
Neil H. Koenig	21,000	6,000	$78,900
Arthur Rudolph	51,000	6,000	$78,900
Peter J. White	21,000	6,000	$78,900

*
Reflects the fair value of the options granted on June 23, 2009, calculated in accordance with GAAP. For option awards, that number is calculated by multiplying the Black-Scholes-Merton value of $13.15 (calculated as described in Note 17 to our audited financial statements included in our 10-K), by the 6,000 options awarded.

Consulting Agreement with Arthur Rudolph

        Effective January 1, 1997, the Company entered into a consulting agreement with Rudolph Management Associates, Inc. for the consulting services of Arthur Rudolph, a Director and founder of the Company. The agreement has since been renewed for successive one-year terms and is scheduled to expire December 31, 2010 unless further extended. The agreement provides that Arthur Rudolph will receive a consulting fee as well as other fringe benefits accorded to other executives of the Company. During the 2009 Fiscal Year, the Company paid Mr. Rudolph a $450,000 consulting fee and an $18,000 car allowance under this consulting agreement. In addition, the Company provided health insurance benefits to Mr. Rudolph at a cost of $18,281.

Retirement Policy

        The Company has a mandatory retirement age policy that applies to each member of the Board, other than Mr. Arthur Rudolph, the Company's founder. Under this superannuation policy, no person who has reached the age of 73 can stand for election to the Board. Each member of the Board who has served on the Board for at least 15 years and who retires from the Board solely as a result of this superannuation policy will continue to receive the annual Board retainer in effect at the time of such Director's retirement, until the earlier of the tenth anniversary of the retirement date or his death. Three former directors of the Company (Messrs. Daly, Owen and Sacks) are currently receiving payments under this superannuation policy. Messrs. Owen and Sacks are each receiving $60,000 per year, and Mr. Daly is receiving $70,000 per year. These represent the annual Board retainer amounts in effect at the time of the applicable Director's retirement from the Board. The Nominating Committee decided it was in our best interests to make an exception to this superannuation policy and nominated Mr. Aram Garabedian, who was re-elected to the Board at the 2009 Annual Meeting, although he was 73 at that time.

Communication with Directors

        Stockholders and any other interested party wishing to communicate with the Board may do so in one of four ways: in person at the Meeting, by mail, by telephone or via the internet. Any stockholder can mail correspondence to any Director, or to the Board as a whole, by addressing it to the attention of Irene Fisher, our General Counsel, at the Company's headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779. After the mail is opened and screened for security purposes, it will be logged in, and (other than mail that our General Counsel determines to be trivial or obscene) then forwarded to the particular Director identified, or to the Board as a whole, as requested in the stockholder's correspondence. Trivial items will be delivered to the Directors at the next scheduled Board meeting. Obscene items will not be forwarded.

        Stockholders and any other interested party wishing to communicate only with independent Directors may do so by calling 1.866.850.8624 (toll free) or via the internet at www.reportit.net, in either case using the username "NBTY" and the password "holder." Copies of any such communication will be forwarded to each independent Director.

Compensation Committee Interlocks and Insider Participation

        As of September 30, 2009, the Compensation Committee consisted of Neil H. Koenig, Glenn Cohen and Aram G. Garabedian. Mr. Garabedian was an officer of Arco Pharmaceuticals, Inc., the Company's predecessor, until 1986. One Vitamin World store leases approximately 1,500 square feet of retail space in a shopping mall that is owned by an entity in which members of Mr. Garabedian's extended family have an aggregate 35% income interest and for which Mr. Garabedian serves as a co-managing partner. The lease expires in October 2010. During the 2009 Fiscal Year, aggregate payments of base rent (approximately $82,000), additional rent (including a pro-rata portion of real estate taxes), and all other charges under this lease were approximately $137,000. In addition, Mr. Garabedian's son-in-law is a sales representative for the Company, and received total compensation of approximately $77,000 during the 2009 Fiscal Year. No other member of the Compensation Committee had a relationship during the 2009 Fiscal Year requiring disclosure under Item 404 of Regulation S-K.

        None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of Common Stock beneficially owned as of January 5, 2010 by: (i) each Director of the Company, including each nominee for election as a Director; (ii) the executive officers named in the Summary Compensation Table set forth below; (iii) the current Directors and executive officers as a group; (iv) each person or entity the Company knows to beneficially own more than 5% of the outstanding shares of Common Stock; and (v) the Company's Associate Stock Ownership Plan (the "ESOP"):

Directors**	Number of Shares Beneficially Owned(a)	Percent of Class(a)
Scott Rudolph(b)	5,128,168	8.0%
Arthur Rudolph(c)	365,392	*
Michael L. Ashner(d)	40,000	*
Glenn Cohen(d)	5,000	*
Aram G. Garabedian(d)	8,000	*
Neil H. Koenig(d)	8,500	*
Peter J. White(d)(e)	14,700	*
Named Executive Officers**
Harvey Kamil(f)	1,078,298	1.7%
James Flaherty(g)	58,916	*
Hans Lindgren(h)	17,090	*
Glenn Schneider(i)	201,364	*
All Directors and Executive Officers as a group (11 persons)	6,925,428	10.8%
Other
ESOP(j)	1,726,242	2.7%
FMR, LLC(k)	8,043,619	13%
82 Devonshire Street Boston, MA 02109
Neuberger Berman, LLC(l)	4,673,374	7.6%
605 Third Avenue New York, NY 10158

*
Percentage ownership of less than one percent.

**
The address of all our Directors and named executive officers is the Company's headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779.

(a)
This column includes shares which Directors, executive officers and certain other holders have the right to acquire within 60 days of January 5, 2010. Except as otherwise indicated, each person and entity has the sole voting and investment power with respect to the shares set forth in the table.

(footnotes continued on next page)

(footnotes continued from prior page)

(b)
Includes (i) options to purchase 500,000 shares of Common Stock which are presently exercisable and options to purchase 50,000 shares of Common Stock which become exercisable within 60 days of January 5, 2010 and (ii) 63,582 shares of Common Stock held in the ESOP.

(c)
Includes (i) 40,000 shares of Common Stock owned by Mr. Rudolph's wife, as to which Mr. Rudolph disclaims beneficial ownership, and (ii) options to purchase 5,000 shares of Common Stock that become exercisable within 60 days of January 5, 2010.

(d)
Includes options to purchase 5,000 shares of Common Stock that become exercisable within 60 days of January 5, 2010.

(e)
Includes 200 shares of Common Stock owned by Mr. White's wife, as to which Mr. White disclaims beneficial ownership.

(f)
Includes (i) options to purchase 106,715 shares of Common Stock which are presently exercisable and options to purchase 33,333 shares of Common Stock which become exercisable within 60 days of January 5, 2010, (ii) 150,656 shares held in a trust for the benefit of Mr. Kamil's children, as to which Mr. Kamil disclaims beneficial ownership, and (iii) 90,710 shares of Common Stock held in the ESOP.

(g)
Includes (i) 47,952 shares of Common Stock held in the ESOP and (ii) options to purchase 10,000 shares of Common Stock that become exercisable within 60 days of January 5, 2010.

(h)
Includes (i) 7,090 shares of Common Stock held in the ESOP and (ii) options to purchase 10,000 shares of Common Stock that become exercisable within 60 days of January 5, 2010.

(i)
Includes (i) 1,923 shares of Common Stock held in the ESOP and (ii) options to purchase 6,666 shares of Common Stock which become exercisable within 60 days of January 5, 2010.

(j)
Excludes shares of Common Stock beneficially owned by the directors and named executive officers through the ESOP. Fidelity Management Trust Company is the Trustee for the ESOP.

(k)
Based on its beneficial ownership report on Schedule 13G, as amended December 10, 2009.

(l)
Based on its beneficial ownership report on Schedule 13G, filed June 11, 2009.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview; Compensation Philosophy and Objectives

        This Compensation Discussion and Analysis ("CD&A") describes how we decide what to pay the individuals listed in the Summary Compensation Table on page 21 of this Proxy Statement, whom we call our "named executive officers." This CD&A also provides context for the information in the compensation tables set forth below.

        The Compensation Committee oversees our executive compensation program. The Compensation Committee designs an executive compensation program that it believes not only addresses our stockholders' need for talented individuals to foster our entrepreneurial culture, but also appropriately rewards the named executive officers for their contributions to our performance. The Compensation Committee considers factors such as an executive's level of responsibility, experience, tenure, and contributions to the Company's overall performance and key strategic initiatives. The Compensation Committee also considers compensation offered by companies comparable to ours that compete with us for executive talent. What the Compensation Committee considers important varies from year to year from the perspective of individual and organizational performance, based on the Company's goals, strategies and performance.

Role of Consultants in Compensation Determinations

        From time to time, the Compensation Committee engages compensation consultants to provide market information about similar companies. The Compensation Committee engaged Towers Watson in December 2008 to conduct an analysis of the total compensation we pay to our named executive officers, compared to what companies in our peer group pay. See "How the Company Determines its Executive Compensation: An Overview" below for additional information regarding this analysis. In addition, during the 2009 Fiscal Year, the Compensation Committee asked Towers Watson to begin the process of evaluating NBTY's succession planning practices.

Role of Chief Executive Officer, President/CFO and General Counsel in Compensation Determinations

        From time to time, at the invitation of the Compensation Committee, our CEO attends Compensation Committee meetings, except those that address his own compensation. The Compensation Committee solicits the insights of our CEO and President/CFO on executive compensation. Their perspectives on executive compensation play an important role in the Compensation Committee's final recommendations. By participating in Compensation Committee meetings or responding to inquiries from members of the Compensation Committee, our CEO, President/CFO and, from time to time, our General Counsel can share their views on the Company's strategy for the future, the Company's overall performance and historical information regarding incumbents, and also may provide their evaluation of individual performance in light of Company goals and strategies. Historically, the Compensation Committee has given substantial weight to these recommendations, insights and observations. Although the Compensation Committee reserves the right to modify or reject any recommendation, the Compensation Committee, our CEO and our President/CFO have historically reached a consensus on executive compensation design and levels.

How the Company Determines its Executive Compensation: An Overview

        As it has in prior years, the Compensation Committee employed a three-step analysis to determine executive compensation with respect to the 2009 Fiscal Year. We discuss below how we determine the amount and type of compensation best suited to the Company's goals and how we believe these decisions reflect the Company's compensation philosophy.

  •
  Company Performance.  In evaluating performances, the Compensation Committee considers our overall financial and operating performance during the period, as well as our achievement of strategic and tactical goals. We discuss the criteria considered in determining compensation for the 2009 Fiscal Year in more detail below. The performance measures that the Compensation Committee considers vary from year to year (and in the past have included such measures as net sales, earnings before income tax, depreciation and amortization, or "EBITDA," net income and gross margins), but the criteria are not set in advance. The NBTY, Inc. Executive Bonus Plan (the "Executive Bonus Plan") which sets out in advance certain performance measures to qualify payments under that plan as a tax-deductible compensation expense for the Company under Internal Revenue Service rules, is an exception because it uses specific performance targets established at the beginning of each year. As discussed below, this plan only affects our CEO and President/CFO, and the Compensation Committee has the discretion to award those named executive officers bonuses, regardless of the achievement of such performance measures.

  •
  Individual Performance.  The Compensation Committee evaluates each individual's contribution to our financial and operational achievements, both in terms of our needs during the period and the individual's performance. The Compensation Committee considers the executive's opportunity to contribute to our overall performance, his relative responsibilities and challenges, and how well he met the challenges. The Compensation Committee also considers the individual's potential for future contributions to our long-term success, and evaluates his experience and his management and leadership abilities.

  •
  Competitive Market/Retention of Talent.  Finally, the Compensation Committee considers the market for executive talent, and tries to set compensation at competitive levels within the nutritional supplement industry and with reference to other similarly-sized companies, regardless of industry. The Compensation Committee evaluates available survey and proxy statement data and consulted with Towers Watson during the 2009 Fiscal Year relative to the appropriate benchmarks for certain executive positions, including the named executive officers.

    Specifically, for the 2009 Fiscal Year, the Compensation Committee reviewed the proxy information and other publicly available data for the following 18 similarly-sized or otherwise comparable companies (with annual revenues ranging from approximately $333 million to approximately $5.1 billion):

Alberto-Culver Co.	Mead Johnson Nutrition Company
Celgene Corp.	Mylan Inc.
Cephalon Inc.	Nu Skin Enterprises Inc.
Church & Dwight Co. Inc.	Perrigo Co.
Forest Laboratories Inc.	Ralcorp Holdings Inc.
Herbalife Ltd.	Sepracor Inc.
The J.M. Smucker Co.	United Natural Foods Inc.
King Pharmaceuticals Inc.	USANA Health Sciences Inc.
Mannatech Inc.	Watson Pharmaceuticals Inc.

        The data reviewed for these companies included annual revenues and market capitalization information, as well as data on base salary levels, target and maximum annual bonus opportunities, actual total annual cash compensation levels, as well as the reported value of target long-term incentive compensation opportunities. In addition to this peer company data, the Compensation Committee receives information about both the General Industry and Retail/Wholesale Industry from proprietary surveys of Towers Watson for similarly sized companies based on annual revenue size and similar executive positions. The Compensation Committee then reviews this data to establish or adjust compensation for the named executive officers (based on the best available third-party data) such that our targeted cash compensation for the named executive officers falls within the 50th-75th percentile range of either the comparable company peer group or the third-party survey data. Generally, the Compensation Committee also targets total direct compensation (annual base salary, plus annual cash bonuses and long-term incentives) to fall in the range of 50th-75th percentiles of either the comparable company peer group or the third-party survey data. In some cases, however, total direct compensation exceeds this range as a result of the Compensation Committee's decision to emphasize long-term incentives, which place a considerable portion of the named executive officer's compensation at risk and subject to market fluctuation based on Company performance. Our named executive officers' position within the appropriate competitive market for 2009 varies by individual and ranges from approximately the middle of the market to the top quartile, depending on the particular named executive officer.

How the Company Determines its Executive Compensation

        During the 2009 Fiscal Year, total compensation for our named executive officers consisted of the following components, each of which is discussed in more detail below:

  •
  base salary,

  •
  annual cash bonuses,

  •
  equity-based awards,

  •
  retirement plans, and

  •
  perquisites.

        Base Salary.    We believe the Company must offer competitive base salaries to drive performance and garner commitment from high-quality executives who provide our shareholders with increased value. Base salaries provide executives with a fixed level of income that gives them a sense of income security, while recognizing that the entrepreneurial atmosphere at NBTY and the need for accountability in performance places their employment and not their income alone at risk. The Compensation Committee considers the responsibilities of each position, the skill and experience required to be successful and the evaluations and performance reviews of the CEO and President/CFO when establishing base salary levels. The base salaries of Mr. Rudolph, our CEO, and Mr. Kamil, our President/CFO, were increased for the 2009 Fiscal Year by the minimum amounts specified under the terms of their employment agreements entered into as of March 1, 2008. These agreements are discussed in more detail below under "Employment Agreements" below. Mr. Flaherty received a 2.5% raise in base salary, reflecting his continuing effective management of our growing marketing and advertising directives. Mr. Lindgren received a 2.5% increase, reflecting his crucial role of managing our world-wide manufacturing facilities, as well as his successful integration of our Leiner acquisition, including increasing that division's operating efficiency to the level of our other manufacturing divisions. Mr. Schneider, who became the CEO of the Company's Wholesale segment during the 2009 Fiscal Year, received a 50.0% increase, reflecting the expanded responsibilities of his new role, the double-digit increase in the sales of our Wholesale segment, as well as increased efficiency and reduced corporate overhead within this segment.

        The following table sets forth base salaries for our named executive officers (and the applicable percentage increase rates) for the 2009 Fiscal Year compared to those for the fiscal year ended September 30, 2008 (the "2008 Fiscal Year"). Base salary increases for the 2009 Fiscal Year for all our named executive officers were effective March 2, 2009.

Named Executive Officer	2008 Base Salary($)	2009 Base Salary($)	% Increase
Scott Rudolph	$925,000	$933,325	0.9%
Harvey Kamil	600,000	605,400	0.9%
James Flaherty	300,000	307,500	2.5%
Hans Lindgren	340,000	348,500	2.5%
Glenn Schneider	300,000	450,000	50.0%

        Annual Cash Bonuses.    We believe that annual cash bonuses reward our executives for their individual performance and their contribution to the Company's performance on a short-term basis, and motivate them to advance our goals on a year-over-year basis.

        The Company's overall performance is the first and most important factor the Compensation Committee considers in determining whether or not to award annual cash bonuses and in setting values for any awards. If the Company's performance is poor, cash bonuses, in general, will be substantially lower than if our performance is excellent. Annual cash bonuses may be zero for very poor performance, if the Compensation Committee, in its sole discretion, determines this is appropriate, although historically, the Compensation Committee has always paid some bonus to our named executive officers.

        There may be occasions when an executive's individual performance warrants a higher bonus despite our overall lower performance. Thus, the next most important factor is the executive's performance and contribution to the success of his business unit or executive function. Except under the Executive Bonus Plan discussed below, we generally do not set specific targets for the Company's performance or individual accomplishments, or set pre-assigned weight to any factor. Rather, the Compensation Committee considers the Company's results and each executive's performance after the close of the fiscal year, in light of the events and factors that proved significant during that fiscal year and considers the input and guidance provided by the CEO and President/CFO relative to their interpretation of the integral nature of each executive to overall Company success. If the executive's performance is excellent, his bonus will be higher. If the executive's performance does not meet our expectations, he may not receive any bonus and his position with the Company may be reevaluated. While this method may not provide our executives with precise and predetermined criteria for what we expect from them, it gives the Compensation Committee greater flexibility, and permits the Compensation Committee to make determinations based on a better understanding of the importance of various factors in the context of the Company's actual overall performance. In the 2009 Fiscal Year, these individual factors included leadership in acquisition execution and integration monitoring, leadership in financings and de-leveraging, contributions to overall Company morale, contributions to top customer relationships and effectiveness in monitoring costs. The Compensation Committee does not assign a particular weight to any factor, but considers our overall financial performance, together with these other factors, to compensate our executives appropriately for their contributions to our long-term strategic goals. The Compensation Committee believes that this flexibility is vital because, historically, we have grown by acquisition, so we do not believe pre-determined goals are appropriate for us.

        Historically, the Compensation Committee sets cash bonuses for our executives in its discretion, as described above, without specific targets set in advance. Consequently, certain bonuses may not be considered "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which meant the bonuses for our most highly compensated executives may not be tax deductible to the extent they represented compensation over $1 million. At our 2008 Annual Meeting, our stockholders approved the Executive Bonus Plan, under which the Board sets performance measures to qualify payments under that plan as a tax-deductible compensation expense for the Company under applicable Internal Revenue Service rules. Under the Executive Bonus Plan, the Compensation Committee established the following performance goals for the 2009 Fiscal Year and designated Messrs. Rudolph and Kamil as the sole participants in the Executive Bonus Plan for that period: (x) a return on equity of 13% or greater; (y) selling, general and administrative costs, excluding advertising of no more than 34% of sales; and (z) earnings per diluted share of at least $1.96. The maximum bonus payable under the Executive Bonus Plan upon achievement of the performance goals was set at 200% of a participant's annual base salary for the 2009 Fiscal Year. The Compensation Committee can reduce the bonus payable under the Executive Bonus Plan to reflect additional factors that the Compensation Committee considers appropriate. The target bonus under the Executive Bonus

Plan for the 2009 Fiscal Year was 100% of the participant's annual base salary at the beginning of the 2009 Fiscal Year.

        Other than the Executive Bonus Plan, the Compensation Committee does not use a pre-determined formula that results in a specific amount or type of compensation for any individual executive based on the Company's financial performance. The Compensation Committee's determination regarding the amount of the annual cash bonus awards the Company pays to its executives is subjective and enables the Compensation Committee to take into account all factors (both quantitative and qualitative) it deems appropriate.

        Bonuses with respect to the 2008 Fiscal Year were determined and paid in April 2009, with respect to Messrs. Rudolph and Kamil, and in June 2009, with respect to Messrs. Flaherty, Lindgren and Schneider, after the Company had mailed its proxy statement for its 2009 Annual Meeting of Stockholders. We believe it may be helpful, to assist a fuller understanding of the Compensation Committee's compensation determinations with respect to the 2009 Fiscal Year, to set out some of the considerations that affected the Compensation Committee's decisions in setting the cash bonus for the prior year. The 2008 Fiscal Year proved to be a difficult year for us compared to the previous year. While net sales increased 8%, from approximately $2.0 billion to approximately $2.2 billion, income from operations decreased significantly, by 23.1%, from approximately $307.6 million to approximately $236.6 million. Net income also decreased drastically, by 26.3%, from approximately $208 million to approximately $153 million, and net income as a percentage of sales decreased from 10.3% to 7.0%. However, during the 2008 Fiscal Year, the Company achieved a number of significant strategic goals, including:

  (i)
  the acquisition of certain assets of Leiner Health Products, Inc. and the acquisition of Julian Graves Inc.,

  (ii)
  the expansion of the Company's international operations from 626 retail store locations to 997 retail store locations and

  (iii)
  increases in the Company's overall efficiency.

        The Compensation Committee considered these and other factors in setting the cash bonuses with regard to the 2008 Fiscal Year.

        Bonuses for the named executive officers with respect to the 2009 Fiscal Year were determined and paid in December 2009. We faced many fiscal challenges during the first half of the 2009 Fiscal Year, which negatively affected our financial results during this period. These challenges included Leiner acquisition-related costs, unfavorable foreign exchange, charges related to information technology infrastructure, and increased raw materials costs. We were able to manage these challenges effectively and ended the fiscal year with record fourth quarter earnings. In setting the cash bonus levels for the 2009 Fiscal Year, the Compensation Committee considered the challenges we faced during the year and how individual executives contributed to managing these challenges and achieving our goals.

        The Compensation Committee also considered:

  (i)
  Scott Rudolph's view of the individual performances of the other named executive officers,

  (ii)
  bonuses paid in prior years in light of financial and strategic accomplishments during those years, and

  (iii)
  the particular named executive officer's contributions to top customer relationships, focus on reduction in leverage, and integration effectiveness.

        For Messrs. Rudolph and Kamil, who participate in the Executive Bonus Plan, the Compensation Committee also reviewed the performance targets set at the beginning of the year, described above, and determined that the targets had been met.

        The following table sets forth the annual cash bonuses paid to our named executive officers in December 2009, all of which were based on their respective 2009 Fiscal Year performance, compared to the annual cash bonuses paid to our named executive officers during our 2009 Fiscal Year, as described above, based on their respective 2008 Fiscal Year performance. The annual cash bonuses in each year were determined in light of the factors discussed above and fall within the 50th-75th percentile ranges of either the comparable company peer group or the third-party survey data.

Named Executive Officer	Bonus with respect to 2008 Fiscal Year Performance($)	Bonus with respect to 2009 Fiscal Year Performance($)
Scott Rudolph	$462,500	$1,500,000
Harvey Kamil	300,000	1,000,000
James Flaherty	120,000	190,000
Hans Lindgren	160,000	225,000
Glenn Schneider	200,000	300,000

        Equity-Based Awards.    In April and June 2009, the Compensation Committee granted a total of 925,000 stock option awards to over 100 members of management and Directors of the Company, 361,000 of which were made to our named executive officers. The shares underlying these options granted in April and June 2009 represented approximately 1.5% of our outstanding common stock at the time of grant, or 1.4% on a fully diluted basis. In December 2009, the Compensation Committee granted a total of 286,542 stock option awards and 20,964 restricted stock units to over 100 members of management and Directors of the Company, of which 99,269 stock option awards and 18,222 restricted stock units were granted to our named executive officers. The shares underlying the options and restricted stock units granted in December 2009 represented approximately 0.5% of our Common Stock at the time of grant on both an outstanding and a fully diluted basis. These awards were granted following the input and recommendation from our CEO and President/CFO and data analysis from Towers Watson, as a means of providing long-term compensation commensurate with Company performance. The Compensation Committee and management viewed these awards as appropriate to:

  (i)
  motivate management to provide sustained increased stockholder value, and

  (ii)
  maintain compensation at market competitive levels.

        One half of the options granted in April 2009 vest on the first anniversary of the grant date and the remaining half vest in one-third increments on each of the following three anniversaries. The June 2009 and December 2009 grants vest in three equal increments on each of the second, third and fourth anniversary of the date of the grant, except the December 2009 grants to Mr. Kamil, the vesting of which will accelerate if he retires after the second anniversary of the date of grant. The exercise price of the options was $15.98 for the April 2009 grants, $25.62 for the June 2009 grants and $43.88 for the December 2009 grants, representing in each case the closing price of the Company's common stock on the date of the grant. The restricted stock units vest in three equal increments on each of the second, third and fourth anniversary of the date of the grant, except those granted to Mr. Kamil, the vesting of which will accelerate if he retires after the second anniversary of the date of grant.

        The specific number of stock option and restricted stock unit awards for each named executive officer was based upon the Company's financial performance and that individual's contribution to that performance. In addition, the Compensation Committee considered long-term incentive grants at peer group companies. See page 14 for a detailed discussion of the peer companies. These grants of equity to the named executive officers in general fall within the 50th-75th percentile range of either the comparable company peer group or the third-party survey data. The sole exception to this was the December 2009 grant to Mr. Lindgren, which exceeded the 75th percentile as a result of the Compensation Committee's decision to emphasize long-term incentives in Mr. Lindgren's overall executive compensation.

        Retirement Plans.    Our executive officers participate in the same retirement plans on the same terms as provided to most of our salaried associates. These plans consist of a 401(k) savings plan and the ESOP. The 401(k) plan permits participants to make pre-tax salary contributions up to 50% of their annual compensation, limited to a maximum annual amount as set, and periodically updated by, the Internal Revenue Service. We provide a Company match of 100% of employee contributions, up to 3% of the employee's gross earnings and 50% match of the next 2% of earnings, limited to an annual match contribution of $10,000. Employees become fully vested in employer match contributions after three years of service. From time to time, the Company contributes shares of Common Stock (or funds to purchase shares of Common Stock) to the ESOP, which are allocated among participants based upon their compensation for the year.

        Perquisites.    We provide a limited number of perquisites, without tax gross-ups (except under the employment agreements described below), to our executive officers. One such perquisite is a split dollar life insurance arrangement under which certain executives are entitled to payments upon retirement on or after age 65 or death. See "Nonqualified Deferred Compensation Life Insurance Agreements" below. The Summary Compensation Table contains an itemized disclosure of certain perquisites to our named executive officers.

        Other Benefits.    We also provide certain benefits to substantially all salaried employees. These include health and welfare benefits, disability and life insurance, education and tuition reimbursement and an employee assistance program.

Employment Agreements

        The Company entered into employment agreements with Scott Rudolph and Harvey Kamil, effective March 1, 2008. Under the agreement with Mr. Rudolph, he serves as Chairman of the Board and CEO of the Company. Under the agreement with Mr. Kamil, he serves as President/CFO of the Company. The term of each agreement is three years, subject to automatic annual extensions, unless either party provided specified notice to the contrary.

        The agreements provide for (i) a base salary of $925,000 per year and of $600,000 per year for Messrs. Rudolph and Kamil, respectively, for the 2008 Fiscal Year; (ii) increases to the base salary in subsequent years upon an annual review by the Compensation Committee, but in no event will the increase over the prior year's base salary be less than the percentage increase in the Consumer Price Index, (iii) the opportunity to receive an annual bonus, payable in cash, with a target amount of 100% of the executive's base salary and a maximum of 200% of the executive's base salary, (iv) an opportunity to receive stock-based awards as determined by the Compensation Committee, (v) the right to participate in all health insurance and similar benefit plans and programs maintained by the Company, and to receive such other employment benefits as the Company may provide, including a Company-leased car at a maximum rental cost to the Company of $2,500 per month for Mr. Rudolph and $2,000 per month for Mr. Kamil. In March 2009, Messrs. Rudolph and Kamil received the minimum increase under their agreements which was $8,325 in the case of Mr. Rudolph, and $5,400 in the case of Mr. Kamil. The agreements also provide for payments to the executives in the event of a change of control and gross-up payments should it be determined that any payment or distribution by the Company to, or for the benefit, of the executive would be subject to the excise tax imposed by Section 4999 of the Code. The agreements contain non-competition and non-solicitation provisions that apply during the term of the agreements and for a one-year period beyond their expiration.

        In determining the terms of the employment agreements for Messrs. Rudolph and Kamil, the Compensation Committee considered the following factors during fiscal 2008:

  •
  current market practices for corporate executives at peer group companies, including an evaluation of proxy materials of the peer group companies, as well as available survey data to determine whether the total compensation payable to Messrs. Rudolph and Kamil (base salary, cash bonuses, equity-based awards and perquisites) generally falls between the 50th-75th percentile of such peer group companies;

  •
  unique functions performed by these executives, such as Mr. Rudolph's personal involvement with our major wholesale customers and Mr. Kamil's extensive involvement in investor relations, public relations and risk assessment areas;

  •
  the executives' long-term tenure at the Company;

  •
  the entrepreneurial culture of the Company; and

  •
  the executives' historical individual performance.

        The Compensation Committee did not use a set formula in evaluating and setting the terms of these employment agreements. The Compensation Committee considered all the above factors but no particular weight was assigned to any individual factor. The Compensation Committee determined that these employment agreements reasonably compensated Messrs. Rudolph and Kamil in light of current market practices and the entrepreneurial spirit of the Company.

        For a discussion of amounts payable to each of these executives under their respective agreements if their employment is terminated, see "Potential Payments upon Termination or Change of Control" below.

Report of the Compensation Committee

        The Compensation Committee of the Board reviewed and discussed the above Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee Neil H. Koenig (Chairman) Glenn Cohen Aram G. Garabedian

 Summary Compensation Table

        The following table sets forth information concerning total compensation earned by or paid to our CEO, President/CFO and three other most highly compensated executive officers of the Company who served in such capacities as of September 30, 2009.

Name and Principal Position		Salary ($)*	Bonus ($)(1)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
Scott Rudolph	2009	$929,963	—	$978,015	(2)	$1,500,000	$68,279	(4)	$3,476,257
Chairman of the Board	2008	923,741	—	419,250	(3)	462,500	64,639	(5)	1,870,130
and CEO	2007	853,391	$1,150,000	—		—	93,099	(6)	2,096,490
Harvey Kamil	2009	603,219	—	556,293	(2)	1,000,000	52,928	(7)	2,212,440
President/CFO	2008	597,718	—	219,000	(3)	300,000	47,146	(7)	1,163,864
	2007	477,899	650,000	—		—	43,349	(7)	1,171,248
James Flaherty	2009	304,183	190,000	125,261	(2)	—	24,677	(8)	644,121
Senior Vice President-	2008	291,679	120,000	65,700	(3)	—	19,233	(8)	496,612
Marketing and Advertising	2007	277,725	155,000	—		—	20,781	(8)	453,506
Hans Lindgren	2009	353,106	225,000	125,261	(2)	—	56,059	(9)	759,426
Senior Vice President-	2008	325,000	160,000	65,700	(3)	—	50,438	(9)	601,138
Operations and Corporate	2007	318,866	225,000	—		—	46,752	(9)	590,618
Secretary
Glenn Schneider	2009	383,654	300,000	101,315	(2)	—	15,015	(10)	799,984
Senior Vice President-	2008	274,789	200,000	43,824	(3)	—	9,233	(10)	527,846
Assistant to CEO	2007	238,769	250,000	—		—	10,781	(10)	499,550

*
The amount of salary varies from the base compensation listed under "Executive Compensation" above because payroll periods span more than one fiscal year, and the 2009 Fiscal Year salary amount reflects certain pay at the prior year's base salary rate.

(1)
Bonus amounts shown are for services rendered during the Fiscal Year in question. Cash bonuses for Messrs. Rudolph and Kamil are presented under the column "Non-Equity Incentive Plan Compensation" because these awards were made upon satisfaction of the performance criteria established for such officers under our Executive Bonus Plan.

(2)
Amounts shown represent the 2009 Fiscal Year compensation expense, based on the Black-Scholes-Merton option-pricing model, the Company incurred relating to option awards granted to named executive officers during the 2008 and 2009 Fiscal Years.

(3)
Amounts shown represent the 2008 Fiscal Year compensation expense, based on the Black-Scholes-Merton option-pricing model, the Company incurred relating to option awards granted to named executive officers during the 2008 Fiscal Year.

(4)
Includes a $30,000 car allowance, amounts contributed by the Company to the ESOP, the Company's matching contribution under the 401(k) plan, and the Company's payment of life insurance premiums as described under "Nonqualified Deferred Compensation Life Insurance Agreements" below.

(5)
Includes $2,142 related to the use and maintenance of our corporate aircraft (calculated on the basis of the incremental cost of such use to the Company), a $30,000 car allowance, amounts contributed by the Company to the ESOP, the Company's matching contribution under the 401(k) plan, and the Company's payment of life insurance premiums as described under "Nonqualified Deferred Compensation Life Insurance Agreements" below.

(footnotes continued on next page)

(footnotes continued from prior page)

(6)
Includes $36,371 related to the use and maintenance of our corporate aircraft (calculated on the basis of the incremental cost of such use to the Company), a $23,000 car allowance, amounts contributed by the Company to the ESOP, the Company's matching contribution under the 401(k) plan, and the Company's payment of life insurance premiums as described under "Nonqualified Deferred Compensation Life Insurance Agreements" below.

(7)
Includes a $24,000 car allowance (or $18,655 with respect to the 2007 Fiscal Year), amounts contributed by the Company to the ESOP, the Company's matching contribution under the 401(k) plan, and the Company's payment of life insurance premiums as described under "Nonqualified Deferred Compensation Life Insurance Agreements" below.

(8)
Includes a car allowance, amounts contributed by the Company to the ESOP, the Company's matching contribution under the 401(k) plan, and the Company's payment of life insurance premiums as described under "Nonqualified Deferred Compensation Life Insurance Agreements" below.

(9)
Includes a car allowance, amounts contributed by the Company to the ESOP, the Company's matching contribution under the 401(k) plan, the Company's payment of life insurance premiums as described under "Nonqualified Deferred Compensation Life Insurance Agreements" below, and country club fees of $31,000 for the 2009 and 2008 Fiscal Years and $29,000 for the 2007 Fiscal Year.

(10)
Includes a car allowance, amounts contributed by the Company to the ESOP, and the Company's matching contribution under the 401(k) plan.

Grants of Plan-Based Awards

        The following table sets forth the grants of plan-based awards to our named executive officers during the 2009 Fiscal Year.

					All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*
						Exercise or Base Price of Option Awards ($/Sh)**	Grant Date Fair Value of Stock Option Awards ***
Name	Grant Date	Threshold	Target	Maximum
Scott Rudolph	12/18/2008		$933,325	$1,866,650
	4/08/2009				138,000	$15.98	$1,457,664
Harvey Kamil	12/18/2008		605,400	1,210,800
	4/08/2009				123,000	15.98	951,321
James Flaherty	6/23/2009				30,000	25.62	394,500
Hans Lindgren	6/23/2009				30,000	25.62	394,500
Glenn Schneider	6/23/2009				40,000	25.62	526,000

*
Amounts in these columns represent possible payouts under the Executive Bonus Plan. Actual awards made for the 2009 Fiscal Year under the Executive Bonus Plan are set forth in the Summary Compensation Table above. See "Compensation Discussion and Analysis" above for a further discussion of the Executive Bonus Plan.

**
The exercise price of the option awards is the closing price of our Common Stock on the date of grant.

***
Amounts shown represent the aggregate fair value of the option awards granted to named executive officers during the 2009 Fiscal Year on the grant date. We calculated the aggregate fair value based on the Black-Scholes-Merton option pricing model, determined in accordance with GAAP, based on assumptions described in Note 17 of our audited financial statements included in our 10-K. One half of the options granted in April 2009 vest on the first anniversary of the grant date, with the remainder vesting in one-third increments on each of the following three anniversaries. The June 2009 grants vest in three equal increments on each of the second, third and fourth anniversary of the date of the grant.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows the outstanding equity-based awards that were held by our named executive officers as of September 30, 2009.

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Options(#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price($)	Option Vesting Date		Option Expiration Date
Scott Rudolph	1,000,000			$5.875			8/09/2010
	500,000			5.4687			2/1/2011
		150,000		25.50	2/1/2010	*	2/1/2018
		138,000		15.98	4/08/2010	**	4/08/2019
Harvey Kamil	250,000			5.875			8/9/2010
	106,715			5.4687			2/1/2011
		100,000		25.50	2/1/2010	*	2/1/2018
		123,000		15.98	4/8/2010	**	4/8/2019
James Flaherty		30,000		25.50	2/1/2010	*	2/1/2018
		30,000		25.62	6/23/2011	*	6/23/2019
Hans Lindgren		30,000		25.50	2/1/2010	*	2/1/2018
		30,000		25.62	6/23/2011	*	6/23/2019
Glenn Schneider		20,000		25.50	2/1/2010	*	2/1/2018
		40,000		25.62	6/23/2011	*	6/23/2019

*
These options vest in three equal increments on each of the second, third and fourth anniversary of the date of the grant. Dates indicate the first such vesting date.

**
One half of these options vest on the first anniversary of the grant date, with the remainder vesting in one-third increments on each of the following three anniversaries. Dates indicate the first such vesting date.

Option Exercises and Stock Vested

        No restricted stock or similar stock awards vested during the 2009 Fiscal Year. The following table gives information for options exercised in the 2009 Fiscal Year for our named executive officers.

Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)*
Scott Rudolph	260,000	$4,667,000
Harvey Kamil	—	—
James Flaherty	—	—
Hans Lindgren	—	—
Glenn Schneider	—	—

*
Represents the difference between (i) the closing price of the Common Stock on the date the options were exercised, and (ii) the exercise price of the options exercised.

Pension Benefits

        The Company does not maintain any tax-qualified defined benefit pension plans or supplemental executive retirement plans.

Nonqualified Deferred Compensation Life Insurance Agreements

        The Company does not have traditional nonqualified deferred compensation arrangements with its executive officers. However, the Company has entered into deferred compensation life insurance agreements with certain employees, including certain named executive officers. Each agreement requires the Company to maintain a variable life insurance policy on the life of the officer.

        Upon retirement on or after age 65, each agreement currently provides that the officer will be entitled to receive (i) the cash surrender value of the insurance policy maintained on his life, pursuant to the officer's previously made election (A) in a cash lump sum, or (B) in monthly installments to be paid over a period not to exceed 10 years, or (ii) the insurance policy. The cash surrender value of the policy will vary over time.

        If the officer dies while employed by the Company, or retires and subsequently dies before receiving all the post-retirement payments, the officer's beneficiary will be entitled to receive a lump sum payment equal to the death benefit under the insurance policy in full discharge of all the Company's obligations under the deferred compensation agreement.

        If the officer's employment with the Company is terminated involuntarily due to a permanent disability (as defined in the relevant deferred compensation life insurance agreement) before the officer's voluntary retirement from the Company, the officer will receive a lump sum payment equal to the cash surrender value of the insurance policy unless the officer elects that the Company transfer the policy to him, and such payment or transfer will fully discharge all the Company's obligations under the deferred compensation agreement.

        The officer will not be entitled to any benefits under the deferred compensation agreement if his employment with the Company is terminated under circumstances other than as described above.

        As of September 30, 2009 and September 30, 2008, the cash surrender value and death benefit under the variable life insurance policies maintained by the Company in connection with these agreements were as follows:

Named Executive Officer	September 30, 2008 Cash Surrender Value	September 30, 2009 Cash Surrender Value	Death Benefit
Scott Rudolph	$265,622	$261,974	$2,500,000
Harvey Kamil	151,757	146,522	810,000
James Flaherty	95,412	103,084	375,000
Hans Lindgren	104,080	104,009	725,000
Glenn Schneider	—	—	—

Potential Payments upon Termination or Change of Control

        With the exception of Messrs. Rudolph and Kamil, all our executive officers are employed at-will. Although no other executive officers have employment agreements or severance or change of control agreements, options previously granted to executive officers (and other grantees) under our equity incentive plans will vest upon a change of control, as defined in those plans. Set forth below is an outline of what amounts would be due to each named executive officer if that executive's employment with the Company ended on September 30, 2009.

        Scott Rudolph.    If Mr. Rudolph was terminated without cause, or resigned for "good reason," as defined in his employment agreement, on September 30, 2009, then:

  •
  Mr. Rudolph would have been entitled to receive a lump sum payment equal to $5,662,475, which is the sum of (x) $2,799,975, representing three times his base salary of $933,325, and (y) $2,862,500, representing three times $954,167, his average actual annual bonus over the three prior fiscal years (2006, 2007 and 2008);

  •
  all Mr. Rudolph's health, hospitalization and similar benefits would have been continued for three years, valued at $78,671 for the three-year period;

  •
  Mr. Rudolph's 288,000 stock options that were outstanding but unvested as of September 30, 2009 would vest immediately and remain exercisable for one year after such termination. This accelerated vesting is valued at $5,368,800, based on the difference between the exercise prices ($25.50 for 150,000 stock options and $15.98 for 138,000 stock options) of his unvested options and the $39.58 closing price of our Common Stock on September 30, 2009; and

  •
  if a subsequent change of control occurred and the severance payments were subject to the excise tax under Section 4999 of the Code, he would have been entitled to a gross-up payment for such excise tax.

        Harvey Kamil.    If Mr. Kamil was terminated without cause, or resigned for "good reason," as defined in his employment agreement, on September 30, 2009, then:

  •
  Mr. Kamil would have been entitled to receive a lump sum payment equal to $3,416,200, which is the sum of (x) $1,816,200, representing three times his base salary of $605,400, and (y) $1,600,000, representing three times $533,333, his average actual annual bonus over the three prior fiscal years (2006, 2007 and 2008);

  •
  all Mr. Kamil's health, hospitalization and similar benefits would have been continued for three years, valued at $30,857 for the three-year period;

  •
  Mr. Kamil's 223,000 stock options that were outstanding but unvested as of September 30, 2009 would vest immediately and remain exercisable for one year after such termination. This accelerated vesting is valued at $4,310,800, based on the difference between the exercise prices ($25.50 for 100,000 stock options and $15.98 for 123,000 stock options) of his unvested options and the $39.58 closing price of our Common Stock on September 30, 2009; and

  •
  if a subsequent change of control occurred and the severance payments were subject to the excise tax under Section 4999 of the Code, he would have been entitled to a gross-up payment for such excise tax.

        Other Named Executive Officers.    None of our other named executive officers have employment agreements with the Company or other agreements that require cash payments in connection with a termination of employment (other than in the event of the executive's death or disability) or a change in control of the Company. However, under the terms of our existing equity incentive plans, any unvested options held by such executive officers would automatically vest upon a change in control, as defined under those plans. The value of such an accelerated vesting, if it happened on September 30, 2009, based on the difference between the exercise price of unvested options ($25.50 and $25.62) and the closing price of our Common Stock on that date ($39.58), would have been $841,200 for each of Messrs. Flaherty and Lindgren and $840,000 for Mr. Schneider. The value of such an accelerated vesting for Messrs. Rudolph and Kamil would have been $5,368,800 and $4,310,800, as indicated above.

        Please refer to the table under "Nonqualified Deferred Compensation Life Insurance Agreements" above for a description of payments that may be made to our named executive officers in the event of the termination of their employment due to death or disability under certain deferred compensation life insurance agreements.

EXECUTIVE OFFICERS OF THE REGISTRANT

        Our executive officers, all of whom are U.S. citizens, except for Hans Lindgren, who is a Swedish citizen, and their ages as of January 5, 2010, are as follows:

Name	Age	Position	Commenced term of office as Officer
Scott Rudolph	52	Chairman of the Board and CEO	1986
Harvey Kamil	65	President/CFO	1982
James Flaherty	52	Senior Vice President–Marketing and Advertising	1987
Hans Lindgren	49	Senior Vice President–Operations and Corporate Secretary	2008
Glenn Schneider	40	Senior Vice President–Assistant to the CEO	2009

        Certain information regarding Messrs. Kamil, Flaherty, Lindgren and Schneider, including each of their principal occupations during the past five years and current directorships, is set forth below. See "Information as to Directors Continuing in Office" above for additional information regarding Mr. Rudolph. Unless indicated otherwise, all executive officers have had the indicated principal occupations for the past five years.

        Harvey Kamil has been our President since 2002 and our CFO since 1982. He serves on the Board of Directors of the Council for Responsible Nutrition and on the Board of Directors of the National Nutritional Food Association. He joined the Company in 1982.

        James Flaherty has been the Senior Vice President–Marketing and Advertising since 1987. He joined the Company in 1979.

        Hans Lindgren has been the Senior Vice President–Operations and Corporate Secretary since January 1, 2008. He has been involved in various aspects of the Company's operations since joining the Company in 1992. Mr. Lindgren is Scott Rudolph's brother-in-law.

        Glenn Schneider has been Senior Vice President–Assistant to the CEO, since January 1, 2009 and Chief Executive Officer of United States Nutrition, Inc., our wholly-owned subsidiary, since December 2008. He has been involved in the Company in various aspects of marketing, advertising and product development since he joined the Company in 2000.

REPORT OF THE AUDIT COMMITTEE

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the 2009 Fiscal Year.

        The Audit Committee has reviewed and discussed the Company's audited financial statements for the 2009 Fiscal Year with management, including a discussion of the quality and acceptability of our financial reporting and controls. The Audit Committee also has discussed with

PricewaterhouseCoopers LLP, our independent registered public accountants for the 2009 Fiscal Year, the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") AU Section 380, Communication with Audit Committees, as modified or supplemented and as adopted by the PCAOB, which includes, among other items, matters related to the conduct of the integrated audit of the Company's financial statements and internal control over financial reporting. The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

        The Audit Committee acts pursuant to the Audit Committee Charter. Each member of the Audit Committee qualifies as an "independent" Director under the current listing standards of the NYSE, where the Common Stock is listed.

        Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the 2009 Fiscal Year for filing with the SEC.

AUDIT COMMITTEE Michael L. Ashner, Chairman Neil H. Koenig Peter J. White

 PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee has selected PricewaterhouseCoopers LLP to audit the consolidated financial statements and internal control over financial reporting of the Company and its subsidiaries for the fiscal year ending September 30, 2010. PricewaterhouseCoopers LLP has been our independent registered public accountants since February 2006.

        A representative of PricewaterhouseCoopers LLP will be present at the Meeting, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions from stockholders.

Audit Fees

        PricewaterhouseCoopers LLP audit services during the 2009 Fiscal Year consisted of the examination of the Company's financial statements and services related to the Company's filings with the SEC. All fees paid to PricewaterhouseCoopers LLP and all services provided by PricewaterhouseCoopers LLP during the 2009 Fiscal Year were reviewed, considered for independence, and approved by the Audit Committee.

        Aggregate fees billed to the Company for the 2009 Fiscal Year and the 2008 Fiscal Year represent the fees for services performed by PricewaterhouseCoopers LLP.

Type of Fee	Fiscal 2009	Fiscal 2008
Audit Fees	$2,720,000	$2,686,000
Audit-Related Fees	40,000	90,000
Tax Fees	105,000	136,000
All Other Fees	10,000	10,000

	$2,875,000	$2,922,000

  Audit Fees

        For the 2009 Fiscal Year, aggregate audit fees, including out-of-pocket expenses, were for professional services rendered in connection with (i) the integrated audit of the Company's consolidated financial statements and internal control over financial reporting as of, and for the year ended, September 30, 2009, including statutory audits of the financial statements of the Company's affiliates, and (ii) review of the Company's unaudited condensed consolidated interim financial statements as of December 31, 2008, March 31, 2009 and June 30, 2009.

        For the 2008 Fiscal Year, aggregate audit fees, including out-of-pocket expenses, were for professional services rendered in connection with (i) the integrated audit of the Company's consolidated financial statements and internal control over financial reporting as of, and for the year ended, September 30, 2008, including statutory audits of the financial statements of the Company's affiliates, and (ii) review of the Company's unaudited condensed consolidated interim financial statements as of December 31, 2007, March 31, 2008 and June 30, 2008.

  Audit-Related Fees

        For the 2009 Fiscal Year, aggregate audit-related fees, including out-of-pocket expenses, were for professional services related to certain agreed-upon procedures pertaining to our international operations.

        For the 2008 Fiscal Year, aggregate audit-related fees, including out-of-pocket expenses, were for professional services related to due diligence procedures in connection with acquisitions.

  Tax Fees

        For both the 2009 Fiscal Year and the 2008 Fiscal Year, aggregate tax fees, including out-of-pocket expenses, were for professional services rendered in connection with tax compliance and advice for the applicable fiscal year. Tax services included U.S. and foreign tax compliance assistance, consultation and advice on various foreign tax matters.

  All Other Fees

        For both the 2009 Fiscal Year and the 2008 Fiscal Year, aggregate other fees were for accounting research software license fees.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        The Charter for the Audit Committee provides that the Audit Committee pre-approve, on an annual basis, the audit, audit-related, tax and other non-audit services to be rendered by the Company's accountants, based on historical information and anticipated requirements for the following fiscal year. The Audit Committee must pre-approve specific types or categories of engagements constituting audit, audit-related, tax and other non-audit services, as well as the range of fee amounts corresponding to each such engagement. During the 2009 Fiscal Year, the Audit Committee approved all fees for audit, audit-related, tax services and non-audit services rendered to the Company under this policy.

Vote Required for Ratification of Appointment of Independent Auditors

        Stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP because the Audit Committee has the sole responsibility for selecting auditors. However, the appointment is being submitted for ratification at the Meeting. No determination has been made as to what action the Audit Committee will take if stockholders do not ratify the appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act of 1934 (the "Exchange Act") requires the Company's Directors, executive officers, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, executive officers and greater than 10% stockholders are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC.

        Based solely on the Company's review of the copies of the SEC filings we have received, or written representations from certain reporting persons that no Forms 5 were required for these persons, we believe that all our Directors, executive officers and greater than 10% stockholders complied with all filing requirements applicable to them with respect to the 2009 Fiscal Year.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

        The Company has adopted a Code of Ethics for its Directors, officers and employees, including its senior financial officers and CEO. The Code of Ethics is available on our website, www.nbty.com. The Company also will provide a copy of the Code of Ethics to any person upon written request made to Irene Fisher, our General Counsel, at the Company's headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779. It is our intention to disclose any waivers of, or amendments to, the Code of Ethics on our website, www.nbty.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Review, Approval or Ratification of Related Person Transactions

        Our Code of Ethics requires our Directors, officers and employees to act in the best interests of the Company, regardless of personal relationships. To avoid actual or perceived conflicts of interests, the Board reviews transactions involving more than $120,000 and in which any of the following persons had, has, or will have, a direct or indirect material interest:

  •
  any Director, nominee for Director, or executive officer;

  •
  any person we know beneficially owns more than 5% of our Common Stock;

  •
  any immediate family member of any Director, Director nominee, executive officer, or 5% beneficial owner; and

  •
  any entity in which any such person is employed or has a 5% or greater beneficial interest, or of which any such person is a partner or principal (or holds a similar position).

        The Board (excluding the interested Director, if any) is responsible for reviewing and approving these transactions. The relationships disclosed under "Relationships and Transactions" below reflect renewals of long-standing relationships. Except as disclosed below, no transactions required review during the 2009 Fiscal Year, and no proposed transactions are currently being considered.

        The Board will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company.

Relationships and Transactions

        The Company has had, and in the future may continue to have, business transactions with individuals and firms affiliated with certain of our Directors and executive officers. Each such transaction has been in the ordinary course of the Company's business.

        During the 2009 Fiscal Year, the following transactions occurred:

  •
  Gail Radvin, Inc., a corporation wholly-owned by Gail Radvin, received commissions from the Company totaling approximately $645,000 for sales in certain foreign countries. Gail Radvin is the sister of Arthur Rudolph, a Director of the Company, and the aunt of Scott Rudolph, Chairman and CEO of the Company.

  •
  The Company paid $450,000 to Rudolph Management Associates, Inc., under the Consulting Agreement between the Company and Rudolph Management Associates, Inc. In addition, under the Consulting Agreement, Arthur Rudolph received certain health, hospitalization and similar benefits provided to executives of the Company and a car allowance (the aggregate value of these benefits was $36,281). Arthur Rudolph, a Director of the Company and the father of Scott Rudolph, is the President of Rudolph Management Associates, Inc. See "Consulting Agreement with Arthur Rudolph" above.

  •
  Certain members of the immediate families (as defined in Item 404 of Regulation S-K) of Arthur Rudolph or Scott Rudolph (each a Director of the Company) are employed by the Company. During the 2009 Fiscal Year, two immediate family members of Arthur or Scott Rudolph (excluding Hans Lindgren, whose compensation is reported elsewhere in this proxy statement) received aggregate compensation and fringe benefits from the Company totaling approximately $1,520,456 for services rendered by them as associates of the Company.

  •
  Certain members of the immediate family of Glenn Schneider (an officer of the Company) are employed by the Company. During the 2009 Fiscal Year, two of Mr. Schneider's immediate family members received aggregate compensation and fringe benefits from the Company totaling approximately $1,109,940 for services rendered by them as associates of the Company.

  •
  One Vitamin World store leases approximately 1,500 square feet of retail space in a shopping mall owned by a partnership in which members of the extended family of Aram Garabedian, a Director of the Company, have an aggregate 35% income interest. Mr. Garabedian serves as a co-managing partner of this shopping mall. The lease expires in October 2010. During the 2009 Fiscal Year, aggregate payments of base rent (approximately $82,000), additional rent (including a pro-rata portion of real estate taxes), and all other charges under this lease were approximately $137,000. In addition, Mr. Garabedian's son-in-law is a sales representative for the Company, and received total compensation of approximately $77,000 during the 2009 Fiscal Year.

EXPENSES OF SOLICITATION

        All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies and voting instruments may be solicited by Directors, officers and associates of the Company in person or by internet, telephone or other means of communication. Our Directors, officers and associates will not be compensated additionally, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. Arrangements also will be made with brokers, custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such brokers, custodians, nominees and fiduciaries. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

 PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

        Under Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's proxy statement and proxy, and for consideration at the next annual meeting of its stockholders, by submitting their proposals to the Company in a timely manner. To be so included for the next annual meeting, stockholder proposals must be received by the Company no later than September 17, 2010 and must otherwise comply with the requirements of Rule 14a-8. In addition, our By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to, or mailed by registered or certified mail, return receipt requested, and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days before the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his or her proposal at that meeting, the Company need not present the proposal for a vote at the meeting.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

        A copy of our Annual Report on Form 10-K for the 2009 Fiscal Year, as filed with the SEC, is available to stockholders on our website, www.nbty.com, and also may be obtained by stockholders, without charge, by written request to Irene Fisher, our General Counsel, at the Company's headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779. It also is available, together with this Proxy Statement, at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Scott Rudolph Chairman of the Board and Chief Executive Officer

Ronkonkoma, New York
January 15, 2010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000036000_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Michael L. Ashner 02 Glenn Cohen 03 Arthur Rudolph NBTY, INC. 2100 Smithtown Ave. Ronkonkoma, NY 11779 ATTN:Legal Department VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000036000_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com . NBTY, INC. Annual Meeting of Stockholders February 26, 2010 10:00 AM This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) Harvey Kamil and Irene Fisher, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all the shares of Common Stock of NBTY, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Standard Time on February 26, 2010, at 2100 Smithtown Avenue Ronkonkoma, New York 11779, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. *** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000035999_1 R2.09.05.010 NBTY, INC. NBTY, INC. 2100 Smithtown Ave. Ronkonkoma, NY 11779 ATTN:Legal Department Annual Meeting January 05, 2010 February 26, 2010 10:00 AM EST NBTY, Inc. 2100 Smithtown Avenue Ronkonkoma, NY 11779

How To Vote Please Choose One of The Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. 0000035999_2 R2.09.05.010 1. Annual Report 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before February 14, 2010 to facilitate timely delivery.

Voting items 0000035999_3 R2.09.05.010 The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Michael L. Ashner 02 Glenn Cohen 03 Arthur Rudolph The Board of Directors recommends you vote FOR the following proposal(s): 2 RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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SUMMARY OF PROPOSALS TO BE CONSIDERED BY STOCKHOLDERS
INFORMATION CONCERNING THE SOLICITATION
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF MICHAEL L. ASHNER, GLENN COHEN AND ARTHUR RUDOLPH AS CLASS III DIRECTORS.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Report of the Compensation Committee
Summary Compensation Table
EXECUTIVE OFFICERS OF THE REGISTRANT
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXPENSES OF SOLICITATION
PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS
OTHER MATTERS